July 31, 1997




United States Securities
  and Exchange Commission
450 Fifth Street, NW
Washington, D.C.  20549

Re:  Advanced Medical Products Inc.
     SEC File No. 0-16341

Gentlemen:

On behalf of Advanced Medical Products Inc., enclosed please find a copy of the Company's Preliminary Information Statement. Please be advised that the Company intends to release a definitive Information Statement to stockholders on or after August 22, 1997.

The Company's Information Statement relates to a proposed corporate action to be taken by written consent in lieu of meeting, by holders of a majority of the Company's outstanding Common Stock. The corporate action proposed to be taken by written consent consists of amending the Company's Certificate of Incorporation to change the name of the Company to BIOTEL Inc.; to effectuate a 1-for-3 reverse split of all outstanding shares; to increase the amount of authorized Common Stock following the Reverse Stock Split and to authorize "blank check" Preferred Stock.

Should you have any questions, please contact me.

Sincerely,



Deborah Riente
Vice President
                              ADVANCED MEDICAL PRODUCTS INC.
                                    6 Woodcross Drive
                                   Columbia, SC  29212


                                  INFORMATION STATEMENT


                              RELATING TO CORPORATE ACTION
TO BE TAKEN BY WRITTEN CONSENT
IN LIEU OF MEETING OF STOCKHOLDERS
ON OR PROMPTLY AFTER __________ ___, 1997


                                      INTRODUCTION

       This Information Statement is being furnished in connection with corporate actions proposed to be authorized by written consent, without a meeting, on _______________ _____, 1997 or promptly thereafter, by a majority of the outstanding Common Stock of Advanced Medical Products Inc.
(the "Company") entitled to vote thereon. No meeting of stockholders will be held, nor is one being called. The matters to be acted upon by the Consent are set forth as follows:

             1. To vote upon a proposal to amend the Company's Certificate of Incorporation to change the name of the Company to "BIOTEL Inc.";

             2. To vote upon a proposal to amend the Company's Certificate of Incorporation to effectuate a 1-for-3 reverse stock split (the "Reverse Stock Split") of all outstanding shares of Common Stock of the Company;

             3. To vote upon a proposal to amend the Company's Certificate of Incorporation to increase the amount of authorized Common Stock, following the effectuation of the Reverse Stock Split; and

             4. To vote upon a proposal to amend the Company's Certificate of Incorporation to authorize "blank check" Preferred Stock.



                          WE ARE NOT ASKING YOU FOR A PROXY AND
                        YOU ARE REQUESTED NOT TO SEND US A PROXY




Record Date and Voting

       The Board of Directors has fixed the close of business on June 30, 1997 as the record date for the determination of stockholders entitled to receive notice of the proposals described above. On that date there were 5,112,495 shares of the Company's Common Stock, par value $.01 per share ("Common Stock"), issued and outstanding. The proposals to be acted upon as described above each require the affirmative vote of a majority of the outstanding shares of Common Stock of the Company entitled to vote thereon. Each share of Common Stock is entitled to one vote on each of the proposals. The Company anticipates providing this Information Statement to its stockholders on or about August 22, 1997.

       The Company has been advised that its officers, directors and certain major stockholders, who currently exercise voting power over an aggregate of approximately 2,560,748 shares, or approximately 50.1% of the Company's outstanding Common Stock, intend to vote in favor of the proposals. Accordingly, the Company anticipates that each of the proposed amendments to the Company's Certificate of Incorporation will be authorized by written consent (the "Consent") without a meeting in accordance with Section 228 of the Delaware General Corporation Law (see "Voting Securities and Principal Holders Thereof"). The Company will notify its stockholders by filing a Report on Form 8-K with the Securities and Exchange Commission when the proposals become effective.


                     VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

       The following table sets forth, as of June 30, 1997, certain information concerning beneficial ownership of the Company's Common Stock by (i) each person known to the Company to own 5% or more of the Company's Common Stock,
(ii) each director of the Company and (iii) all directors and officers of the Company as a group. Unless otherwise indicated in the footnotes following the table, the persons as to whom the information is given have sole voting and investment power over the shares shown as beneficially owned, subject to community property laws where applicable.



Name and Address
                                  Amount and Nature of
                                 Beneficial Ownership(1)
                                                                    Percent of
                                                                     Class(2)
Ronald G. Moyer
6 Woodcross Drive
Columbia, SC 29212
2,150,000(3)
42.05
Carolina Medical Inc.
157 Industrial Drive
King, NC 27021
2,150,000(3)
42.05
C. Roger Jones
157 Industrial Drive
King, NC 27021
750,000
14.67
Clarence P. Groff
231 N. Woodlake Drive
Columbia, SC 29223
576,666
11.28
Nishimoto Sangyo Co,
Ltd.
2-17-4 Yushima,
Bunkyo-Ku
Tokyo, Japan
300,000
5.87
George L. Down
6 Woodcross Drive
Columbia, SC 29212
216,766(4)
4.24
James H. Brown
6 Woodcross Drive
Columbia, SC 29212
182,058(5)
3.56
Officers and Directors
as a Group (of 7
persons)
2,727,248(3), (4), (5), (6),
(7)
53.34



(1) As used herein, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934 as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, including a right to acquire such power(s) during the next 60 days.

(2)Does not give effect to the issuance of up to 335,500 shares in the event of exercise of outstanding qualified and non-qualified stock options (except to the extent Securities and Exchange Commission rules require the table to give effect to the issuance of such shares).

(3)Ronald G. Moyer as Chairman of Carolina Medical, Inc. (CMI) and majority shareholders of BIO-TEL International Inc. (BTI) may be deemed to be the beneficial owner of the shares owned by CMI and those owned by BTI by virtue of his control over the voting power of those shares.

(4)Includes (i) 14,976 shares owned of record by the Helen L. Down Trust (Helen Down is the mother of Mr. Down), for which Mr. Down serves as trustee and (ii) 19,576 shares owned of record by members of Mr. Down's family, which shares are subject to voting proxies held by Mr. Down and (iii) includes 20,000 shares issuable in the event of exercise of currently exercisable stock options.

(5)Includes 21,000 shares issuable in the event of exercise of currently exercisable stock options. Also includes (i) 2,342 shares owned of record by the spouse of Mr. Brown and (ii) 11,900 shares owned of record by Mr. Brown's sister-in-law, which shares are subject to a voting proxy held by Mr. Brown.

(6)Includes 52,924 shares beneficially owned by the Secretary of the Company and 80,500 shares issuable in the event of exercise of currently exercisable stock options granted to such officer.

(7)Includes 45,000 shares issuable in the event of exercise of currently exercisable stock options granted to directors.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On January 12, 1996, CMI purchased 750,000 shares of the Company's authorized but previously unissued Common Stock for $150,000. BTI, a privately-held holding company which owns a majority interest in CMI's stock, purchased an additional 1,400,000 shares of the Company's Common Stock on March 29, 1996, for $280,000. Ronald G. Moyer, President and Chairman of the Company, is also Chairman of CMI and the majority stockholder of BTI.

Effective July 1, 1996, the Company entered into a 90 day loan agreement with BTI under which the Company borrowed $150,000 at 12 percent annual rate of interest. This note was originally set to mature September 30, 1996. The Company repaid $50,000 against this note on December 31, 1996 and $100,000 was converted into a long-tern note due December 31, 1997. On June 16, 1997, the Company borrowed an additional $50,000 against this credit line, which is secured by a second-priority security interest in the Company's accounts receivable and inventory. As of June 30, 1997, the Company owed BTI $157,000 in interest and principal under this credit agreement.

APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION
TO CHANGE THE NAME OF THE COMPANY

The Board of Directors has unanimously approved and adopted a resolution amending Article 1 of the Company's Certificate of Incorporation to change the name of the Company to "BIOTEL, Inc. (the "Name Change Amendment").
Article 1 of the Company's Certificate of Incorporation, as amended by the Name Change Amendment, is attached as ANNEX I.

Effect of the Change of Name

The change of the corporate name will not in any way affect the validity or transferability of stock certificates currently outstanding, the capital structure of the Company, the rights or obligations of the Company with respect to its existing contractual obligations, nor will it impact third parties' obligations with respect to the Company. Similarly, it will not impact the Company's ability to use its current tradename and trademarks.

       Upon adoption of this proposal pursuant to the Consent, the Board of Directors will authorize the officers of the Company to file such amendment with the Delaware Secretary of State. In addition, notification of the name change will be filed with the Securities and Exchange Commission. The Company has currently requested a new trading symbol, which will be used upon the effectiveness of the name change, and has reserved the symbol "BIOT."

Vote Required for Approval

       The Board of Directors believes that it is in the best interests of the Company and its stockholders to amend the Company's Certificate of Incorporation to change the Company's name to "BIOTEL Inc." and has directed that the Name Change Amendment be submitted for stockholder approval. The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote on this proposal will be required for approval of the proposal to change the name of the Company. It is expected that this proposal will be authorized by the Consent.


                   APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION
                         TO EFFECT A 1-FOR-3 REVERSE STOCK SPLIT

       The Board of Directors has unanimously approved and adopted a resolution amending Article 4 of the Company's Certificate of Incorporation to effect the Reverse Stock Split (the "Stock Split Amendment"). Article 4 of the Company's Articles of Incorporation, as amended by the Stock Split Amendment, is set forth in ANNEX I. The description which follows is qualified in its entirety by the exact language of the Stock Split Amendment.

       The intent of the Reverse Stock Split is to reduce the number of shares of Common Stock outstanding and to increase the marketability and liquidity of the Common Stock. The Reverse Stock Split will be effected unless there is a subsequent determination by the Board of Directors that the Reverse Stock Split is not in the best interests of the Company and its stockholders. Although the Board of Directors believes as of the date of this Information Statement that the Reverse Stock Split is advisable, the Reverse Stock Split may be abandoned by the Board of Directors at any time prior to filing the proposed Stock Split Amendment.

Purposes of the Reverse Stock Split

       The principal purpose of the Reverse Stock Split is to reduce the number of shares of Common Stock outstanding. The Board of Directors believes that the total number of shares currently outstanding is disproportionately large relative to the Company's present market capitalization. The Board of Directors believes that a decrease in the number of outstanding shares of Common Stock, without any material alteration of the proportionate economic interest in the Company held by individual stockholders, may increase the trading price of the outstanding shares to a price comparable to that for a security listed on the NASDAQ Small Cap Market (the "NASDAQ Small Cap Market"), although no assurance can be given that the market price of the Common Stock will rise in proportion to the reduction in the number of outstanding shares resulting from the Reverse Stock Split.

       The shares of Common Stock of the Company outstanding have not traded on any exchange since it was de-listed by NASDAQ in 1995. During the past 12 months, the Company's Common Stock has been listed on the NASDAQ Bulletin Board at prices ranging from one-eighth (1/8) bid to $.40 asked. There have been no active market makers and trading volume has been extremely light.

       The Board of Directors believes it would be highly advantageous to the Company's stockholders if it were possible to obtain NASDAQ Small Cap listing for the Common Stock. One requirement for re-listing involves a minimum price per share, which is currently $3.00 per share. While there is no assurance that the Company's Common Stock will meet the trading price and other listing criteria either in the near- or long-term, the Board of Directors believes the Reverse Stock Split is a preliminary course of action necessary to be in a position at some time to attempt to re-list the Common Stock.

       Additionally, the Board of Directors believes that the current per share price of the Common Stock may limit the effective marketability of the Common Stock because of the reluctance of many brokerage firms and institutional investors to recommend lower-priced stocks to their clients or to hold them in their own portfolios. Certain policies and practices of the securities industry may tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Some of those policies and practices involve time-consuming procedures that make the handling of lower-priced stocks economically unattractive. The brokerage commission on a sale of a lower-priced stock may also represent a higher percentage of the sale price than the brokerage commission on a higher-priced issue. Any reduction in brokerage commissions resulting from the Reverse Stock Split may be offset, however, in whole or in part, by increased brokerage commissions required to be paid by stockholders selling "odd lots" created by the Reverse Stock Split.

       The Board of Directors believes that the decrease in the number of shares of Common Stock outstanding as a consequence of the proposed
Reverse Stock Split and the resulting anticipated increased price level will encourage greater interest in the Common Stock by the financial community and the investment public and possibly promote greater liquidity for the holders of the Common Stock. It is possible, however, that liquidity could be affected adversely by the reduced number of shares outstanding after the Reverse Stock Split. Although any increase in the market price of the Common Stock resulting from the Reverse Stock Split may be proportionately less than the decrease in the number of shares outstanding, the proposed Reverse Stock Split could result in a market price for the shares that would be high enough to overcome the reluctance, policies and practices of brokerage houses and investors referred to above and to diminish the adverse impact of correspondingly high trading commissions on the market for the shares.

       There can be no assurances, however, that the foregoing effects will occur or that the market price of the Common Stock immediately after implementation of the proposed Reverse Stock Split will be maintained for any period of time, or that such market price will approximate three times the market price before the proposed Reverse Stock Split.

Effect of the Reverse Stock Split

       Unless there is a subsequent determination by the Board of Directors that the Reverse Stock Split is not in the best interests of the Company and its stockholders, the Stock Split Amendment, in the form set forth in ANNEX I, would be filed with the Delaware Secretary of State on any date (the "Reverse Split Date") selected by the Board of Directors on or prior to the Company's next annual meeting of stockholders. The Reverse Stock Split would become effective as of 5:00 p.m. on the date of such filing (the "Effective Time"). Without any further action on the part of the Company or the holders of the Common Stock, the shares of Common Stock held by stockholders of record as of the Reverse Split Date would be converted at the Effective Time into the right to receive an amount of whole shares of new Common Stock equal to the number of their shares divided by three. The number of authorized shares of Common Stock would be reduced from 7,000,000 to 2,333,333.33. Consummation of the Reverse Stock Split will have no material federal tax consequences to stockholders.

       As of the Effective Time on the Reverse Split Date, each share of the Common Stock issued and outstanding immediately prior thereto (the "Old Common Stock") will be reclassified as and changed into the appropriate fraction of a share of the Company's Common Stock (the "New Common Stock"), subject to the treatment of fractional share interests described below. Shortly after the Reverse Split Date, the Company will send transmittal forms to the holders of the Old Common Stock to be used in forwarding their certificates formerly representing Old Common Stock for surrender and exchange for (i) certificates representing shares of New Common Stock, and
(ii) scrip in lieu of any fraction of a share of New Common Stock to which such holders would otherwise be entitled.

       No certificates or cash representing fractional share interests in the New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Company. In lieu of any such fractional share interest, each holder of Old Common Stock who would otherwise be entitled to receive a fractional share of New Common Stock will be issued scrip upon surrender of certificates formerly representing Old Common Stock held by such holder, which scrip shall equal a credit toward the purchase price of additional shares of the Company's Common Stock, in an amount equal to the product of such fraction multiplied by the closing price of the Old Common Stock on the NASDAQ Bulletin Board as of the Effective Time on the Reverse Split Date
(or in the event that the Common Stock is not so traded at such time, such closing price on the next preceding day on which such stock was traded on the NASDAQ Bulletin Board). The scrip shall be freely transferable.

       Approval of the Reverse Stock Split would not affect any continuing stockholder's percentage ownership interest in the Company or proportional voting power, except for minor differences resulting from the issuance of scrip for fractional shares. The shares of Common Stock which would be issued upon approval of the Reverse Stock Split would be fully paid and nonassessable. The voting rights and other privileges of the continuing holders of Common Stock would not be affected substantially by adoption of the Reverse Stock Split or subsequent implementation thereof.

       The Common Stock is listed for trading on the NASDAQ Bulletin Board and on the Record Date, June 30, 1997, the reported closing price of the Common Stock was $0.125 per share. The number of record holders of the Common Stock on the Record Date was approximately 1904. The Company does not anticipate that the Reverse Stock Split would result in a significant reduction in the number of such holders, and does not currently intend to effect the Reverse Stock Split if it would result in a reduction in the number of holders large enough to jeopardize the Company's status as a "public" company.

       As of the Record Date, the number of issued and outstanding shares of Common Stock was 5,112,495. Based upon the Company's best estimates, the aggregate number of shares of Common Stock that would be issued and outstanding as a result of the Reverse Stock Split would be 1,704,165, and 629,168.33 shares would be authorized and unissued, assuming that no additional shares of Common Stock are issued by the Company after the Record Date.

Exchange of Stock Certificates

       As soon as practicable after the Reverse Split Date the Company will send a letter of transmittal to each stockholder of record on the Reverse Split Date for use in transmitting certificates representing shares of old Common Stock ("Old Certificates") to the Company's transfer agent, Valley Forge Fund, Inc. (the "Exchange Agent"). The letter of transmittal will contain instructions for the surrender of Old Certificates to the Exchange Agent in exchange for certificates representing the appropriate number of whole shares of New Common Stock. No new certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates together with a properly completed and executed letter of transmittal to the Exchange Agent.

       Upon proper completion and execution of the letter of transmittal and return thereof to the Exchange Agent, together with all Old Certificates, stockholders will receive a new certificate or certificates representing the number of whole shares of New Common Stock into which their shares of Common Stock represented by the Old Certificates have been converted as a result of the Reverse Stock Split. Until surrendered, outstanding Old Certificates held by stockholders will be deemed for all purposes to represent the number of whole shares of Common Stock to which such stockholders are entitled as a result of the Reverse Stock Split. Stockholders should not send their Old Certificates to the Exchange Agent until they have received the letter of transmittal. Shares not presented for surrender as soon as practicable after the letter of transmittal is sent shall be exchanged at the first time they are presented for transfer.

       Stockholders whose shares are held of record by their brokerage firm or other nominees need not take any action to exchange such shares. The brokerage firm or other nominee, as the record holder of such shares, will receive the letter of transmittal and will be required to surrender the Old Certificates representing such shares, together with the completed and executed letter of transmittal, in order to receive new certificates.

       No service charges will be payable by holders of shares of Common Stock in connection with the exchange of certificates, all expenses of which will be borne by the Company.

Federal Income Tax Consequences

       The following description of federal income tax consequences is based on the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Information Statement. The discussion is for general information only and does not discuss consequences which may apply to special classes of taxpayers (e.g., non-resident aliens, broker-dealers or insurance companies). This summary does not discuss any consequence of the Reverse Stock Split under any state, local or foreign tax laws. Stockholders are urged to consult their own tax advisors to determine the particular consequences to them.

       Neither the exchange of shares of Old Common Stock for shares of New Common Stock nor the issuance of scrip will result in recognition of gain or loss. Gain or loss will result upon the sale or other disposition of scrip (except if such scrip is exchanged with the Company in return for the issuance of additional shares of Common Stock). In such event a stockholder would recognize gain or loss, as the case may be, measured by the difference between the amount of cash or other property received and the basis of his or her Old Common Stock allocable to the fractional share represented by the scrip. Such gain or loss will be capital gain or loss if such stockholder's Old Common Stock was held as a capital asset, and any such capital gain or loss will generally be long-term capital gain or loss to the extent such stockholder's holding period for his or her Old Common
Stock exceeds twelve (12) months.

       The holding period of the shares of New Common Stock will include the stockholder's holding period for the shares of Old Common Stock exchanged therefor, provided that the shares of Old Common Stock were held as a capital asset. The total basis of the shares of New Common Stock will be the same as the total basis of the shares of Old Common Stock exchanged therefor, reduced by the basis allocable to the receipt of scrip in lieu of fractional shares described above.

Vote Required for Approval

       The Board of Directors believes that it is in the best interests of the Company and its stockholders to amend the Company's Articles of Incorporation to effect the Reverse Stock Split and has directed that the Stock Split Amendment be submitted for stockholder approval. The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote on this proposal is required for approval. It is expected that this proposal will be authorized by the Consent.

Voting Securities and Principal Holders Thereof After Reverse Split

       Upon consummation of the reverse stock split, there will be approximately 1,704,165 shares of the Common Stock outstanding, each of which will entitle the holder thereof to one vote on each matter which may come before a meeting of the stockholders.

       The following table sets forth certain information regarding the beneficial ownership of the Company's common stock following the Effective Time of the Reverse Stock Split by (i) each person known to the Company to own 5% or more of the Company's Common Stock, (ii) each director of the Company and (iii) all directors and officers of the Company as a group.





Name and Address
                                  Amount and Nature of
                                 Beneficial Ownership(1)
                                                                    Percent of
                                                                     Class(2)
Ronald G. Moyer
6 Woodcross Drive
Columbia, SC 29212
716,666(3)
42.05
Carolina Medical, Inc.
157 Industrial Drive
King, NC 27921
716,666(3)
42.05
C. Roger Jones
157 Industrial Drive
King, NC 27021
250,000
14.67
Clarence P. Groff
231 N. Woodlake Drive
Columbia, SC 29223
192,222

11.28
Nishimoto Sangyo Co,
Ltd.
2-17-4 Yushima,
Bunkyo-Ku
Tokyo, Japan
100,000
5.87
George L. Down
6 Woodcross Drive
Columbia, SC 29212
72,255 (4)
4.24
James H. Brown
6 Woodcross Drive
Columbia, SC 29212
60,686 (5)
3.56
Officers and Directors
as a Group (of 7
persons)
909,082(3), (4), (5), (6), (7)
53.34


       (1) As used herein, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934 as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, including a right to acquire such power(s) during the next 60 days.

       (2) Does not give effect to the issuance of up to 111,833 shares in the event of exercise of outstanding qualified and non-qualified stock options (except to the extent Securities and Exchange Commission rules require the table to give effect to the issuance of such shares).

       (3) Ronald G. Moyer as Chairman of Carolina Medical, Inc. (CMI) and majority shareholders of BIO-TEL International, Inc. ("BTI") may be deemed to be the beneficial owner of the shares owned by CMI and those owned by BTI by virtue of his control over the voting power of those shares.

       (4) Includes (i) 4,992 shares owned of record by the Helen L. Down Trust (Helen Down is the mother of Mr. Down), for which Mr. Down serves as trustee and (ii) 6,525 shares owned of record by members of Mr. Down's family, which shares are subject to voting proxies held by Mr. Down and (iii) includes 6,667 shares issuable in the event of exercise of currently exercisable stock options.

       (5) Includes 7,000 shares issuable in the event of exercise of currently exercisable stock options. Also includes (i) 781 shares owned of record by the spouse of Mr. Brown and (ii) 3,967 shares owned of record by Mr. Brown's sister-in-law, which shares are subject to a voting proxy held by Mr. Brown.

       (6) Includes 17,641 shares beneficially owned by the Secretary of the Company and 26,833 shares issuable in the event of exercise of currently exercisable stock options granted to such officer.

       (7) Includes 15,000 shares issuable in the event of exercise of currently exercisable stock options granted to such directors.


                  APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION
                           TO INCREASE AUTHORIZED COMMON STOCK

       The Board of Directors has unanimously approved and adopted a resolution amending Article 4 of the Company's Certificate of Incorporation to increase the authorized Common Stock of the Company from 2,333,333.33 shares following the Reverse Stock Split to 10,000,000 shares (the Common Stock Amendment). Article 4 of the Companys Articles of Incorporation, as amended by this proposal, is attached as ANNEX I.

Purposes for Increase in Common Stock

       The Company's current Certificate of Incorporation provides that the Company is authorized to issue up to 7,000,000 shares of Common Stock, which amount will be reduced to 2,333,333.33 by the Reverse Stock Split. Approximately 5,112,495 shares of Common Stock are currently issued (1,704,165 shares following the Reverse Stock Split) and approximately 750,000 additional shares of Common Stock are estimated to be reserved for issuance in connection with the Company's employee benefit plans (250,000 shares following the Reverse Stock Split). Accordingly, approximately 1,137,505 shares of authorized but unissued and unreserved Common Stock are currently available for general use by the Company on an unrestricted basis, and following the Reverse Stock Split approximately 379,168 shares will be available. The proposed amendment would increase the authorized Common Stock of the Company from 2,333,333.33 shares to 10,000,000 shares following the Reverse Stock Split.

       The Board of Directors recommends the increase in authorized Common Stock to enable the Company to have additional shares available for issuance in connection with future acquisitions, public or private offerings, conversions of convertible securities, employee benefit plans, stock splits effected in the form of stock dividends, and other general corporate purposes. Increasing the authorized Common Stock will give the Company greater flexibility and will allow the Company to issue additional Common Stock for the purposes described above.

       Except as set forth below, the Company has no current plans, agreements or arrangements for the issuance of additional Common Stock, other than the issuance of shares pursuant to its stock option and other employee benefit plans. The Company is at all times investigating additional sources of financing and future acquisitions which the Board of Directors believes will be in the best interests of the Company and its stockholders. The Company has entered into an agreement with Chatsworth Capital Corporation in the hopes of obtaining additional financing, which could involve the issuance of either or both debt or equity of the Company. Further, the Company is considering a consolidation involving CMI and BTI, although no binding agreements or other arrangements currently exist with respect to such a reorganization. Additionally, management is discussing possible acquisitions with several acquisition candidates, but to date no binding agreements exist with respect to such transactions.

       The additional authorized shares of Common Stock would also be available for issuance (subject to stockholder approval if required by law) at such times and for such proper corporate purposes as the Board of Directors may approve, including possible future financing and acquisition transactions. Depending upon the nature and terms thereof, such transactions could enable the Board of Directors to render more difficult an attempt by a third party to obtain control of the Company. For example, the issuance of shares of Common Stock in a public or private sale, merger or similar transaction would increase the number of the Company's outstanding shares, thereby diluting the interest of a party seeking to acquire control of the Company.

Vote Required for Approval

       The Board of Directors believes that it is in the best interests of the Company and its stockholders to amend the Company's Certificate of Incorporation to increase its authorized Common Stock, on a post-Reverse Stock Split basis, to 10,000,000 shares, and has directed that the Common Stock Amendment be submitted for stockholder approval. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote will be required to approve this proposal. It is expected that this proposal will be authorized by the Consent.

                  APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION
                       TO AUTHORIZE BLANK CHECK PREFERRED STOCK

       The Board of Directors has unanimously approved and adopted a resolution amending Article 4 of the Company's Certificate of Incorporation to authorize 6,000 shares of "blank check" preferred stock (the "Preferred Stock"), issuable in one or more series (the "Preferred Stock Amendment"). The term "blank check" preferred stock refers to stock for which the designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights (subject to the limitations described below), qualifications, limitations or restrictions thereof (collectively, the "Designations") are determined by the board of directors of a company. Article 4 of the Company's Certificate of Incorporation, as amended by this proposal, is set forth in ANNEX I.

Purposes for Authorization of Blank Check Preferred Stock

       The Certificate of Incorporation of the Company currently authorizes 4,000 shares of Class A Preferred Stock without par value. The current Certificate of Incorporation provides that the maximum capital stock of the Company shall be 7,000,000 shares of Common Stock and 4,000 shares of Class A Preferred Stock. Following the Reverse Stock Split, the Company's Certificate of Incorporation will provide for 2,333,333.33 shares of Common Stock. The Reverse Stock Split will not affect the currently authorized shares of Class A Preferred Stock.

       The preferences, rights and terms of the Class A Preferred Stock are expressly set forth in Article 4 of the Company's Certificate of Incorporation, which does not provide any flexibility to modify the terms and conditions of the Class A Preferred Stock. As of the Record Date, 2377 shares of the Class A Preferred Stock are outstanding. The Board of Directors has recommended the authorization of new modern "blank check" preferred stock because it is highly unlikely that the Company would use the existing Class A Preferred Stock for corporate financing or other purposes in view of the fixed terms of the Class A Preferred Stock. Management believes that the lack of flexible modern "blank check" Preferred Stock greatly reduces the ability of the Company to utilize preferred stock in response to rapidly developing acquisition and corporate financing opportunities. Upon adoption of modern "blank check" preferred stock by the Consent, the Class A Preferred Stock would remain authorized and outstanding.

       Under the proposed amendment, the Board of Directors could authorize the issuance, at any time or from time to time, of one or more series of Preferred Stock (subject to approval of the holders of a majority of the issued and outstanding Class A Preferred stock, and further stockholder approval if required by law). In addition, the Board of Directors would determine all designations, relative rights, preferences and limitations of such stock, including but not limited to the following: designation of series and numbers of shares; dividend rights; rights upon liquidation or distribution of assets of the Company; conversion or exchange rights; redemption provisions; sinking fund provisions and voting rights; provided that the holders of shares of Preferred Stock will not be entitled to more than the greater of (i) one vote per $100 of liquidation value or (ii) one vote per share, when voting as a class with holders of shares of capital stock generally, and will not be entitled to vote separately as a class except where such class or series of Preferred
Stock is adversely affected. No holder of shares of the Company will have any preemptive rights to acquire any securities of the Company.

       The Board of Directors is required to make any determination to issue shares of Common Stock or Preferred Stock based on its judgment as to the best interests of the stockholders and the Company. The Board of Directors could issue shares of Preferred Stock that could, depending on the terms of such series, make more difficult an attempt to obtain control of the Company by merger, tender offer, proxy contest or other means, although the Board of Directors has no intention of doing so and has limited the voting power of the Preferred Stock to reduce such potential effect. Even though voting rights of Preferred Stock are limited as described above, the issuance of Preferred Stock could have the effect of discouraging unsolicited takeover attempts.

       While the Company may consider effecting an equity offering of Preferred Stock or otherwise issuing such stock in the future for purposes of raising additional capital or acquisitions, the Company, except as described above (see "Approval of Amendment to Certificate of Incorporation to Increase Authorized Common Stock") the Company has no agreements or understandings with any third party to effect any such offering of Preferred Stock, or to purchase any shares offered in connection therewith, or to vote any such shares, and no assurances are given that any offering will in fact be effected or that an acquisition pursuant to which such shares may be issued will be proposed and consummated. Therefore, the terms of any Preferred Stock subject to this proposal cannot be stated or estimated with respect to any or all of the securities authorized.

Vote Required for Approval

       The Board of Directors believes that it is in the best interests of the Company and its stockholders to amend the Company's Certificate of Incorporation to authorize a class of "blank check" Preferred Stock as described above, and has directed that the Preferred Stock Amendment be submitted for Stockholder approval. The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote on this proposal, together with the affirmative vote of a majority of the outstanding shares of Class A Preferred Stock, will be required for approval. It is expected that this proposal will be authorized by the Consent and by a majority of the outstanding shares of Class A Preferred Stock.


                            RIGHTS OF DISSENTING STOCKHOLDERS

       There are no rights of appraisal or similar rights of dissenters with respect to any matter proposed to be acted upon by the Consent.


                                  OTHER PROPOSED ACTION

       The Company is not aware of any other matter(s) to be acted upon by the Consent.ANNEX I

FORM OF AMENDMENTS TO CERTIFICATE OF INCORPORATION


A.     The Name Change Amendment:

       Article ONE of the Certificate of Incorporation of this Corporation is amended and restated to read in its entirety as follows:

             ONE:  The name of the corporation is BIOTEL Inc.


B.     The Stock Split Amendment:

       Article FOUR of the Certificate of Incorporation of this Corporation is amended as follows:

             (i) Deleting the first sentence of Article FOUR in its entirety, and substituting in lieu thereof the following:

             FOURTH: The aggregate number of shares of all classes of stock that the corporation is authorized to issue is 2,337,333.33, consisting of 2,333,333.33 shares of common stock, having a par value of $.03 per share, amounting in the aggregate to $70,000.00, and 4,000 shares of Class A Preferred Stock, which shall have no par value.

             (ii) Adding the following Paragraph 8, which will be modified to insert the date of filing in the blank:

             8.    Reverse Stock Split.  At 5:00 p.m., E.D.T., on
             ______________ _____, 1997, each three shares of
             Common Stock issued and outstanding immediately prior thereto, automatically and without any action on the part of the holder thereof, will be reclassified and changed into one share of Common Stock.


C.     The Common Stock and Preferred Stock Amendments:

       Article FOUR of the Certificate of Incorporation of this Corporation is amended as follows:

             (i) Deleting the first sentence of Article FOUR in its entirety, and substituting in lieu thereof the following:

             FOURTH: The aggregate number of shares of all classes of stock that the corporation is authorized to issue is 10,010,000, consisting of 10,000,000 shares of common stock, having a par value of $.03 per share, amounting in the aggregate to $300,000.00, 4,000 shares of Class A Preferred Stock, which shall have no par value, and 6,000 shares of Class B Preferred
             Stock. The designations and preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of stock are as follows:

             (ii)   Adding the following Paragraph 9:

             9. Class B Preferred Stock. The Class B Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. The description of shares of each series of Class B Preferred Stock, including any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors, and a Certificate of Designations shall be filed with the Delaware Secretary of State as required by law to be filed with respect to issuance of such Class B Preferred Stock, prior to the issuance of any such shares, provided that the holders of shares of Class B Preferred Stock will not be entitled to more than the greater of (i) one vote per $100 of liquidation value or (ii) one vote per share. The holders of shares of Class B Preferred Stock will not be entitled to vote on any matter separately as a class, except to the extent specified with respect to each series with respect to any amendment or alteration of the provisions of the Certificate of Incorporation that would adversely affect the powers, preferences or special rights of the applicable series of Class B Preferred Stock.

             The Board of Directors is expressly authorized at any time to adopt resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Class B Preferred Stock and, if and to the extent from time to time required by law, to file a Certificate of Designations which is effective without stockholder action to increase or decrease the number of shares included in each series of Class B Preferred Stock (but not to decrease the number of shares in any series below the number of shares then issued), and to set or change in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each series.

             Notwithstanding the broad grant of authority described above to issue one or more series of Class
             B Preferred Stock without further stockholder approval, if any series of Class B Preferred Stock will enjoy any preference or priority superior to, or on parity with, any such preference or priority of Class
             A Preferred Stock, or would have rights upon conversion or exchange into any other securities of the corporation prior or superior to, or on parity with, the Class A Preferred Stock, the corporation shall obtain the approval of a majority of the issued and outstanding shares of Class A Preferred Stock, either present at a stockholder's meeting or by written consent in lieu of a meeting, before issuing any shares of such series.